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                                                           EXHIBIT 10(iii)(A)15


                            LUCENT TECHNOLOGIES INC.
                          VOLUNTARY LIFE INSURANCE PLAN
                      (AS AMENDED EFFECTIVE AUGUST 1, 1998)

1.       PURPOSE

         The purpose of the Lucent Technologies Inc. Voluntary Life Insurance Plan for Non-Employee Directors and Officers (the "Plan") is to provide each member of the Board of Directors of Lucent Technologies Inc. (the "Company") who is not an employee of the Company or any of its subsidiaries and each Officer of the Company an opportunity for insurance coverage pursuant to a split-dollar life insurance arrangement. The Plan was originally adopted by the Company as the Lucent Technologies Inc. Officer Life Insurance Option Plan effective as of December 18, 1996, and has been amended and restated as set forth herein effective as of August 1, 1998.

2.       DEFINITIONS

         For purposes of this Plan, the following terms have the meanings set forth below:

         2.01 AGREEMENT means the Agreement executed by Participant (or Assignee) and Company implementing the terms of this Plan.

         2.02 ALTERNATIVE DEATH BENEFIT AMOUNT means, with respect to a Participant, an amount that, after subtracting any Company federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Participant's Coverage Amount. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on Company's federal, state and local income tax rate (calculated at the highest marginal tax rate then applicable to Company, but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by Company.

         2.03 ASSIGNEE means that person or entity to whom the Participant has assigned his/her interest in the Policy by designating said Assignee on forms provided by Company. If the Participant's Policy is a Survivorship Policy and if the Participant has not designated an Assignee, then, after the Participant's death, if the Participant's spouse survives, the Assignee shall be that person or entity who succeeds to the Participant's interest in the Participant's Policy after the death of the Participant.
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                                                   Voluntary Life Insurance Plan


         2.04 CHANGE IN CONTROL means a Change in Control of Company, as such term is defined in the Lucent Technologies Inc. 1996 Long Term Incentive Program, as amended from time to time, or any successor plan to such Program.

         2.05 COMMITTEE means the Corporate Governance and Compensation Committee of the Board of Directors of Company.

         2.06 COMPANY means Lucent Technologies Inc., a Delaware corporation.

         2.07 COMPANY DEATH BENEFIT means the portion of the Policy's death benefit payable to Company as indicated in the Participant's Agreement.

         2.08 DEFERRAL PLAN means the Lucent Technologies Inc. Deferred Compensation Plan as the same may be amended from time to time.

         2.09 DIRECTOR means a member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

         2.10     EFFECTIVE DATE means December 18, 1996.

         2.11 INSURER means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and a Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

         2.12 OFFICER means an employee of the Company who is an officer, as determined by the Committee.

         2.13 PARTICIPANT means an eligible Officer or Director who elects to participate in the Plan.

         2.14 PARTICIPANT'S COVERAGE AMOUNT means the portion of the Policy's death benefit payable to the beneficiary(ies) of the Participant (or Assignee).

         2.15 POLICY means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and a Participant's spouse, in the case of a Survivorship Policy) by Company.

         2.16     POLICY OWNER means the Company.

         2.17 POLICY VESTING DATE means the date the Participant completes his or her commitment under Section 3.02.


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                                                   Voluntary Life Insurance Plan


         2.18 PREMIUM means, with respect to a Policy on the life of any Participant (and/or the lives of any Participant and a Participant's spouse, as the case may be), the amount Company is obligated, pursuant to the terms of the Agreement, to pay to the Insurer with respect to such Policy.

         2.19 RETAINER means the dollar amount of compensation payable by the Company to a Director Participant with respect to his or her services as a Director.

         2.20 SURVIVORSHIP POLICY means a Policy insuring the lives of the Participant and a Participant's spouse, with the death benefit payable at the death of the last survivor of the Participant and his/her spouse.

3.       PARTICIPATION

         3.01 ELIGIBILITY. Each Officer and Director of the Company shall be eligible to participate in the Plan.

         3.02 ELECTION TO FOREGO COMPENSATION. As a condition of participating in the Plan, each Participant will be required to provide a dollar amount specified in the Agreement toward the Participant's interest in the Plan by making an election or elections in a form acceptable to the Committee:

                    (i) to commit to forego the receipt of an amount of compensation for a period of up to four years beginning on the Policy's effective date (as specified in the Agreement) with such election to remain in effect until the first to occur of: (a) the completion of the commitment to forego compensation;
                           (b) the date on which an Officer Participant terminates employment with Company for any reason;
                           (c) the date on which the Participant is demoted to a position ineligible to participate in the Plan; (d) the date on which a Director Participant is no longer a Director; or (e) the date on which the Agreement terminates. The Participant shall make such election by execution of an "Election to Forego Compensation" prior to the Policy's effective date. Any foregone compensation will, depending upon the Participant's election, reduce the payout to the Participant under the Lucent Technologies Inc. Short Term Incentive Plan or successor to such Plan and/or the Participant's salary during that period in the case of an Officer Participant, and will reduce the Retainer in the case of a Director Participant. A Participant's election to forego compensation shall be irrevocable, provided, however, that the election may be modified at any time with respect to compensation not yet earned by a written document


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                                                   Voluntary Life Insurance Plan


                           delivered to the Company. The amounts that a Participant agrees to forego pursuant to such election, unless precluded by tax or other laws to the contrary, shall be included in determining a Participant's compensation for purposes of any benefit plans maintained by the Company, or

                    (ii) to apply toward the dollar amount specified by the Committee part or all of the Participant's account in the Deferral Plan, in accordance with the terms and conditions of that Plan.

4.       AMOUNT AND TYPE OF COVERAGE

         The amount and type of coverage provided under the Policy shall be that amount and type specified in the Agreement.

5.       PAYMENT OF PREMIUMS

         5.01 COMPANY PAYMENTS. The amount, timing, and duration of Premiums to be paid by Company shall be specified in the Agreement.

         5.02 PARTICIPANT PAYMENTS. Unless otherwise provided in an Agreement, a Participant (or Assignee) shall not be required to pay any portion of the Premium due on the Policy. However, if the Participant's Election to Forego Compensation is no longer in effect under Section 3.02 because of the Participant's termination of employment or ceasing to serve as a Director, as the case may be, then the Participant (or Assignee) may, within thirty (30) days of the Participant's termination of employment or ceasing to serve, elect to pay to Company as a premium payment the difference (or some portion thereof) between the compensation the Participant elected to forego and the premiums paid by Company up to such date (hereinafter referred to as the "Participant Special Contribution").

         5.03 TERMINATION EVENTS. Except as provided in Section 5.04, Company's obligation to pay Premiums with respect to a Policy shall terminate:

                  a. Automatically upon the death of the Participant (or upon the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy).

                  b. Upon the written action of the Committee, if the Participant terminates employment with Company or ceases to be a Director for any reason other than death prior to the Policy Vesting Date.


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                                                   Voluntary Life Insurance Plan


                  c. Upon the mutual written agreement of Company and Participant (or Assignee).

         5.04 IRREVOCABLE OBLIGATION. Notwithstanding any other provision of the Plan, (a) Company's obligation to pay Policy Premiums, unless the Participant is demoted to a position ineligible to participate in the Plan, shall be irrevocable while such person is employed by Company or is actively serving as a Director, and shall remain irrevocable thereafter unless the Participant terminates employment with Company or ceases to be a Director for any reason other than death prior to the Policy Vesting Date and (b) Company's obligation to pay Policy Premiums for a Participant who obtains an irrevocable right pursuant to the provisions of Section 9 hereof relating to Change in Control thereafter shall be irrevocable.

6.       POLICY OWNERSHIP

         6.01 OWNERSHIP. Company shall be the owner of any Policy and shall be entitled to exercise the rights of ownership, except that the following rights shall be exercisable by the Participant (or Assignee): (i) the right to designate the beneficiary(ies) to receive payment of that portion of the death benefit under such Policy equal to the Participant's Coverage Amount unless there is an election for Alternative Death Benefit in effect;
                  (ii) the right to increase or decrease the face amount of the Policy (subject to any conditions or restrictions imposed by the Insurer); and (iii) the right to assign any part or all of the Participant's rights under the Policy to any person, entity or trust by the execution of a written instrument prescribed by Company that is delivered to Company. Except as set forth in Section 7, Company shall not borrow from, hypothecate, withdraw cash value from, surrender in whole or in part, cancel, or in any other manner encumber a Policy without the prior written consent of the Participant (or Assignee). Company shall not take any other action with respect to a Policy that may reduce the Participant's Coverage Amount without the prior written consent of the Participant (or Assignee). The claim of the Participant, Assignee, or any beneficiary to the portion of the death benefit under the Policy, up to but not in excess of the amount of the Company Death Benefit, which is attributable to the cash values of the Policies shall be an unsecured claim against the general assets of the Company and no provision contained in the Plan shall be construed to give any Participant, Assignee, or beneficiary a security interest in such cash values. If the Company becomes insolvent, the Company's creditors shall have the right to exercise all rights of ownership of the Policy conferred on the


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                                                   Voluntary Life Insurance Plan


                  Company. Company shall be considered "insolvent" for purposes of this Plan if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         6.02 POSSESSION OF POLICY. Company shall keep possession of the Policy. Company agrees to make the Policy available to the Participant (or Assignee) or to the Insurer at such times, and on such terms as Company determines for the sole purposes of endorsing or filing any change of beneficiary or assignment on the Policy.

         6.03 INVESTMENT OF CASH VALUES. If the Policy provides the Policy owner with a choice of investment funds for the cash values, Company shall invest the cash values in the funds selected by and in the proportions specified by the Participant (or Assignee). Company agrees to make any investment election within 30 days of receipt of a written investment request by the Participant (or Assignee).

7.       TERMINATION OF EMPLOYMENT/SERVICE AS DIRECTOR

         7.01 IMPACT OF TERMINATION OR DEMOTION. If, prior to the Policy Vesting Date, (i) a Participant who is an Officer terminates employment with Company or is demoted to a position ineligible to participate in the Plan, or (ii) a Participant who is a Director ceases to be a Director, then:

                  a. Company's obligation to pay premiums with respect to a Participant's Policy shall terminate as provided in Sections 5.03 and 5.04.

                  b. Participant's obligation to forego compensation or apply accounts under the Deferral Plan pursuant to an election made under Section 3.02 shall terminate.

                  c. The Policy's face amount shall be reduced to an amount determined by multiplying the initial face amount by a fraction, the numerator of which is the amount of premiums paid by Company plus any Participant Special Contribution under Section 5.02, and the denominator of which is the total premium payments Company agreed to pay under the terms of the Agreement. The Participant (or Assignee) and Company agree to execute an amendment to the Agreement and to complete any forms required by the Insurer to implement these changes.


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                                                   Voluntary Life Insurance Plan


         7.02 NON-COMPETITIVE PROVISION. Notwithstanding any other provisions of this Plan or Agreement to the contrary, if a Participant terminates employment with Company (including a termination after the Policy Vesting Date) and, without consent of the Committee, establishes a relationship with a competitor of Company or engages in any competitive activity as set forth in the Agreement, then:

                  a. The Agreement with the Participant (or Assignee) shall immediately terminate.

                  b. Company shall withdraw from the cash values of the Policy an amount equal to its cumulative premium payments and, following the withdrawal, shall transfer ownership of the Policy to the Participant (or Assignee).

         7.03 ALLOCATION OF DEATH BENEFIT. In the event of a termination due to the death of the Participant (or the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy), the death benefit under the Policy shall be divided as follows:

                  a. Company shall be entitled to receive an amount equal to the Company Death Benefit. If the Policy provides for a death benefit equal to the sum of the face amount of the Policy and any account or accumulation value, any Company Death Benefit should first be paid from the account or accumulation value portion of the death benefit.

                  b. The beneficiary(ies) of the Participant (or Assignee) shall be entitled to receive the Participant's Coverage Amount, which shall consist of the excess, if any, of the Policy's death benefit over the Company Death Benefit.

                  Company agrees to execute an endorsement to the Policy issued to it by the Insurer providing for the division of the Policy's death benefit in accordance with the provisions of this Section.

                  Notwithstanding the provisions of this Section, if the Policy's death benefit becomes payable while there is an Alternative Death Benefit Election in effect for the Participant (or Assignee) pursuant to Section 8, then the entire Policy's death benefit shall be paid to Company.

8.       ALTERNATIVE DEATH BENEFIT ELECTION.

         A Participant (or Assignee) may elect to receive an Alternative Death Benefit in lieu of the insurance benefit provided under the Plan. The Alternative Death


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                                                   Voluntary Life Insurance Plan


         Benefit shall be paid by Company from the general funds of Company, and shall not constitute an insurance benefit. It shall be paid by Company to Participant's (or Assignee's) beneficiary(ies) at the time Participant's death benefit would have been paid (at Participant's death for single life coverage, or at the death of the survivor of the Participant and the Participant's spouse for survivorship coverage). The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the beneficiary(ies) of the Participant (or Assignee) shall receive only the Alternative Death Benefit, and shall not be entitled to receive any portion of any death benefits that would become payable under the Participant's Policy, and the Participant (or Assignee) shall cooperate with Company in effecting a change of beneficiary of the Participant's Policy to achieve such result.

9.       CHANGE IN CONTROL

         If there is a Change in Control:

         a. the Plan and Company's obligation to pay Policy Premiums hereunder shall become irrevocable for all Participants in the plan at the time of the Change in Control;

         b. Company immediately shall transfer the ownership of all Participants' Policies to an irrevocable trust to: (i) pay any premiums projected to be payable on all Policies after the Change in Control and (ii) pay any Alternative Death Benefit that becomes payable under Section 8 of this Plan; and

         c. Company immediately shall fund such irrevocable trust with an amount sufficient to pay all necessary projected future premiums for all Participants' Policies.

         Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, Company or its successor shall continue to be responsible for the Premium costs associated with the Participants' Policies and any Alternative Death Benefits payable under Section 8 if such amounts are not paid by the trust for any reason, or if the trust's assets become insufficient to pay any required amounts.

10.      COMPANY DEFAULT

         10.01 COMPANY DEFAULT. A Company Default shall be deemed to have occurred with respect to a Policy if Company fails to pay a Premium on the Policy as required under the terms of the Agreement within 30 days


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                                                   Voluntary Life Insurance Plan


                  after the due date for such Premium, or if Company processes or attempts to process a policy loan, or a complete or partial surrender, or a cash value withdrawal without prior written approval from Participant (or Assignee).

         10.02 RIGHTS UPON COMPANY DEFAULT. In the event of Company Default as described in Section 10.01, the Participant (or Assignee) shall have the right to require Company to cure the Company Default by notifying the Company in writing within sixty (60) days after the Company Default occurs, or if later, within thirty (30) days after the Participant (or Assignee) becomes aware of the Company Default. If the Company fails to cure the Company Default within sixty (60) days after being notified by the Participant (or Assignee) of the Company Default, the Participant (or Assignee) shall have the right to require the Company to transfer its interest in the Participant's Policy to Participant (or Assignee). The Participant (or Assignee) may exercise this right by notifying Company, in writing, within sixty (60) days after the Company fails to cure the Company Default. Upon receipt of such notice, Company shall immediately transfer its rights in the Policy to the Participant (or Assignee) and Company shall thereafter have no rights with respect to such Policy. A Participant's (or Assignee's) failure to exercise its rights under this Section shall not be deemed to release Company from any of its obligations under the Plan, and shall not preclude the Participant (or Assignee) from seeking other remedies with respect to the Company Default. Also, a Participant's (or Assignee's) failure to exercise its rights under this Section will not preclude the Participant (or Assignee) from exercising such rights upon later Company Default.


11.      GOVERNING LAWS & NOTICES

         11.01 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the substantive law of the State of New Jersey without giving effect to the choice of law rules of the State of New Jersey.


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                                                   Voluntary Life Insurance Plan


         11.02 NOTICES. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to Company shall be addressed to the Attention of Vice President, Compensation and Benefits at Lucent Technologies Inc., 600 Mountain Avenue, Murray Hill, NJ 07929. Any notice to the Participant (or Assignee) shall be addressed to the Participant (or Assignee) at the address following such party's signature on his/her Agreement. Any party may change its address by giving written notice of such change to the other party pursuant to this Section.

12.      MISCELLANEOUS PROVISIONS

         12.01 This Plan and any Agreement executed hereunder (i) shall not be deemed to constitute a contract of employment between any Officer and Company, nor shall any provision restrict the right of Company to discharge any Officer, or to restrict the right of any Officer to terminate employment; and (ii) shall not constitute an agreement between the Company and any Director to engage such person as a Director or to nominate such person for election as a Director.

         12.02 The masculine pronoun includes the feminine and the singular includes the plural where appropriate for valid construction.

         12.03 In order to be eligible to participate in this Plan, the Participant (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, Company shall have no further obligation to the Participant to allow him/her to participate in the Plan.

         12.04 If a Participant (or a Participant's spouse, if the Policy is a Survivorship Policy) commits suicide within two years of the Participant's Policy's issue, or if the Participant (or Participant's spouse, if the Policy is a Survivorship Policy) makes any material misstatement of information or nondisclosure of medical history pertaining to the Policy's issue and dies within two years of the Policy's issue, then no benefits will be payable to the beneficiary(ies) of such Participant (or Assignee, where applicable).


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                                                   Voluntary Life Insurance Plan


         12.05 In the event of any inconsistency between the terms of this Plan as described herein and the terms of any Policy purchased hereunder or any related Agreement, the terms of such Policy or Agreement shall be controlling as to that Participant, his/her Assignee (if any), his successor-in-interest (if any) and his/her beneficiary or beneficiaries.

13.      AMENDMENT, TERMINATION, ADMINISTRATION, AND SUCCESSORS

         13.01 AMENDMENT. The Plan may be modified or amended by Company at any time, but an amendment which is adverse to a Participant (or Assignee) will not apply to such Participant (or Assignee) unless such Participant (or Assignee) consents, in writing, to the amendment.

         13.02 TERMINATION. Company may terminate the Plan at any time, but any such termination will not affect the rights of any Participant (or Assignee) unless such Participant (or Assignee) consents, in writing, to such termination.

         13.03 ADMINISTRATION. This Plan shall be administered by the Committee. The Committee, in its sole discretion, shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Plan, and to decide or resolve all questions, including interpretation of the Plan, as may arise in connection with the Plan. In the administration of this Plan, the Committee may employ agents and delegate to them or to others (including employees of the Company) such administrative duties as it sees fit. The Committee may consult with counsel, who may be counsel to Company. The decision or action of the Committee (or its designee) with respect to any question arising out of, or in connection with, the administration, interpretation and application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan.

         13.04 SUCCESSORS. The terms and conditions of this Plan shall inure to the benefit of and bind Company and the Participant and their successors, assignees (including any Assignee), and representatives. The Company shall have the right to absolutely and irrevocably assign its rights, title and interest in a Policy without the consent of the Participant (or Assignee).


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                                                   Voluntary Life Insurance Plan


14.      CLAIMS PROCEDURE

         Any controversy or claim arising out of or relating to this Plan shall be filed with the Committee which shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 11.02 herein. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within ninety (90) days of the Committee's receipt of the claim for benefits. If the Committee fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant then shall be permitted to proceed with an appeal as provided for in this Section.

         A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Committee no later than sixty
         (60) days after receipt of the written notification of such denial. The Committee shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

         Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Committee shall render a decision on the review of the denied claim in the following manner:

         a. The Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Committee shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

         b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

IN WITNESS WHEREOF, the Company has caused this Plan to be effective on


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                                                   Voluntary Life Insurance Plan


August 1, 1998, and to be executed on this ___ day of August, 1998.


For Lucent Technologies Inc.


By:      _____________________________________
         Curtis R. Artis
         Senior Vice President - Human Resources



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